News Release

Contact:

Media Relations:	Investor Relations:
Ferda Millan	Kathy Ta
408-601-5429	408-601-5697
Ferda.Millan@maximintegrated.com	Kathy.Ta@maximintegrated.com

Mercedes Johnson Appointed to Maxim’s Board of Directors and Audit Committee

San Jose, Calif.—Sept. 24, 2019—Maxim Integrated Products, Inc. (NASDAQ: MXIM) today announced it has appointed Mercedes Johnson to its Board of Directors and Audit Committee, effective immediately.

“We are pleased to welcome Mercedes as our newest Board and Audit Committee member,” said Bill Sullivan, Chairman of Maxim Integrated’s Board of Directors. “Her wealth of senior leadership experience brings a well-rounded perspective, and we look forward to her contributions as we continue to move forward on our path to growth.”

Ms. Johnson is a seasoned executive with more than 20 years of experience in finance, accounting, corporate development, corporate governance, management and operations. She has held executive-level roles at large companies such as Applied Materials and Lam Research, as well as Avago (now Broadcom) where she was a founding executive. While serving as CFO at Lam Research, Ms. Johnson was recognized by Wall Street and the investment community as one of the most competent and trustworthy CFOs in the industry. Most recently, she served as Interim Chief Financial Officer at Intersil Corporation while the company conducted a search for a permanent replacement.

Ms. Johnson received her degree in Accounting from the University of Buenos Aires, Argentina in 1977. She currently serves on the public boards of Millicom International Cellular, Synopsys and Teradyne, and has previously served on the public boards of Juniper Networks, Micron Technology, Intersil Corporation and StorageTek.

About Maxim Integrated

Maxim Integrated develops innovative analog and mixed-signal products and technologies to make systems smaller and smarter, with enhanced security and increased energy efficiency. We are empowering design innovation for our automotive, industrial, healthcare, mobile consumer and cloud data center customers to deliver industry-leading solutions that help change the world. Learn more at http://www.maximintegrated.com.

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